Exhibit 99.1

B&G Foods Reports Financial Results for Second Quarter 2026

Parsippany, N.J., August 11, 2026—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the second quarter and first two quarters of 2026. Financial results for the second quarter and first two quarters of 2026 include the impact of the College Inn and Kitchen Basics acquisition, which was completed on March 19, 2026, the Green Giant U.S. frozen divestiture, which was completed on March 2, 2026, and the co-manufacturing agreement the Company entered into on March 2, 2026 with the acquirer of the Green Giant U.S. frozen business.

Summary

	Second Quarter of 2026		First Two Quarters of 2026
(In millions, except per share data)		Change vs.		Change vs.
	Amount	Q2 2025	Amount	First 2Q 2025
Net Sales	$383.3	(9.7)%	$792.2	(6.8)%
Base Business Net Sales (1)	$346.3	(2.9)%	$711.4	0.0%
Diluted EPS	$(0.05)	58.3%	$(0.45)	(309.1)%
Adj. Diluted EPS (1)	$0.06	50.0%	$0.14	75.0%
Net Loss	$(4.0)	59.3%	$(36.5)	(308.7)%
Adj. Net Income (1)	$4.9	70.6%	$11.7	84.9%
Adj. EBITDA (1)	$60.4	4.2%	$118.0	0.8%

Guidance for Full Year Fiscal 2026

●	Net sales reaffirmed at a range of $1.735 billion to $1.775 billion.
●	Adjusted EBITDA reaffirmed at a range of $275.0 million to $290.0 million.
●	Adjusted diluted earnings per share reaffirmed at a range of $0.575 to $0.675.

“Our second quarter results reflect the discipline we have brought to reshaping B&G Foods’ portfolio. Following the divestiture of our Green Giant U.S. frozen business and the acquisition of the College Inn and Kitchen Basics brands, we grew adjusted EBITDA and expanded our adjusted EBITDA margin in the second quarter as compared to the second quarter of last year, while reducing selling, general and administrative expenses. We also completed a $475 million offering of senior notes due 2031 to refinance senior notes due 2027, strengthening our balance sheet. Together, these results keep us on track to deliver our full year 2026 guidance,” said Bruce Wacha, Executive Vice President of Finance and Chief Financial Officer of B&G Foods.

Financial Results for the Second Quarter of 2026

Net sales for the second quarter of 2026 decreased $41.1 million, or 9.7%, to $383.3 million from $424.4 million for the second quarter of 2025. The decrease was primarily attributable to the Green Giant U.S. frozen, Le Sueur U.S. and Don Pepino divestitures and a decrease in base business net sales, partially offset by three months of net sales from the co-manufacturing agreement the Company entered into with the acquirer of the Green Giant U.S. frozen business, and three months of net sales for the College Inn and Kitchen Basics brands.

Net sales of the Company’s Green Giant U.S. frozen business, which the Company no longer owned during the second quarter of 2026, contributed $58.3 million of net sales during the second quarter of 2025. Net sales of the Don Pepino and Le Sueur U.S. businesses, which the Company divested in 2025 and are therefore not part of the Company’s second quarter of 2026 results, were $9.7 million during the second quarter of 2025. Partially offsetting the impact of these divestitures were three months of net sales from the new Green Giant U.S. frozen co-manufacturing agreement, which contributed $23.9 million of net sales in the second quarter of 2026, and three months of net sales for the recently acquired College Inn and Kitchen Basics brands, which contributed $13.2 million to the Company’s net sales for the second quarter of 2026.

Base business net sales for the second quarter of 2026 decreased $10.2 million, or 2.9%, to $346.3 million from $356.5 million for the second quarter of 2025. The decrease in base business net sales was driven by a decrease in volume of $15.5 million, or 4.3% of base business net sales, partially offset by an increase in net pricing and the impact of product mix (primarily related to the Spices & Flavor Solutions business unit) of $5.1 million, or 1.4% of base business net sales, and the positive impact of foreign currency of $0.2 million, or 0.1% of net sales.

For the second quarter of 2026, gross profit was $79.6 million, or 20.8% of net sales, and adjusted gross profit(1) was $83.7 million, or 21.8% of net sales. For the second quarter of 2025, gross profit was $87.0 million, or 20.5% of net sales, and adjusted gross profit was $89.1 million, or 21.0% of net sales. Gross profit as a percentage of net sales increased due to the acquisition of the higher margin College Inn and Kitchen Basics brands, the divestiture of the lower margin Green Giant U.S. frozen business, and tariff refunds received from the U.S. government during the second quarter.

Selling, general and administrative expenses decreased $6.6 million, or 14.0%, to $40.6 million for the second quarter of 2026 from $47.2 million for the second quarter of 2025. The decrease was composed of decreases in warehousing expenses of $3.7 million, general and administrative expenses of $2.7 million, consumer marketing expenses of $1.7 million, and selling expenses of $0.8 million, partially offset by an increase in acquisition/divestiture-related and non-recurring expenses of $2.3 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.5 percentage points to 10.6% for the second quarter of 2026, as compared to 11.1% for the second quarter of 2025.

Net interest expense increased $2.7 million, or 7.5%, to $38.5 million for the second quarter of 2026 from $35.8 million for the second quarter of 2025. The increase was primarily attributable to an increase in average long-term debt outstanding compared to the second quarter of 2025, and the 11.00% interest rate on the Company’s new 11.00% senior notes due 2031. During the second quarter of 2026, net interest expense was also negatively impacted in connection with the Company’s debt refinancing because the Company’s new 11.00% senior notes due 2031 were issued on June 10, 2026, prior to redemption of the Company’s 5.25% senior notes due 2027, and therefore during a 24-day period, the Company incurred interest expense on both sets of notes, which was only partially offset by interest earned on the net proceeds of the issuance of the 11.00% senior notes due 2031.

The Company had a net loss of $4.0 million, or $0.05 per diluted share, for the second quarter of 2026, compared to a net loss of $9.8 million, or $0.12 per diluted share, for the second quarter of 2025.

The Company’s adjusted net income for the second quarter of 2026 was $4.9 million, or $0.06 per adjusted diluted share, compared to adjusted net income of $2.9 million, or $0.04 per adjusted diluted share, for the second quarter of 2025.

Adjusted EBITDA was $60.4 million for the second quarter of 2026 compared to $58.0 million for the second quarter of 2025. Adjusted EBITDA as a percentage of net sales was 15.8% for the second quarter of 2026, compared to 13.7% for the second quarter of 2025. The increases in net income, adjusted diluted earnings per share, adjusted EBITDA and adjusted EBITDA as a percentage of net sales were primarily attributable to the acquisition of the College Inn and Kitchen Basics brands, the divestiture of the Green Giant U.S. frozen business, the commencement of the Green Giant contract manufacturing business, and tariff refunds that were received from the U.S. government during the second quarter.

Financial Results for First Two Quarters of 2026

Net sales for the first two quarters of 2026 decreased $57.6 million, or 6.8%, to $792.2 million from $849.8 million for the first two quarters of 2025. The decrease was primarily attributable to the Green Giant U.S. frozen, Le Sueur U.S. and Don Pepino divestitures, partially offset by four months of net sales from the co-manufacturing agreement the Company entered into on March 2, 2026 with the acquirer of the Green Giant U.S. frozen business, three-and-a-half months of net sales for the College Inn and Kitchen Basics brands, and an increase in base business net sales.

Net sales of the Company’s Green Giant U.S. frozen business, which the Company owned for only two months during the first two quarters of 2026, contributed $85.6 million less net sales during the first two quarters of 2026 as compared to the first two quarters of 2025. Net sales of the Don Pepino and Le Sueur U.S. businesses, which the Company divested in 2025 and are therefore not part of the Company’s first two quarters of 2026 results, were $20.3 million during the first two quarters of 2025. Partially offsetting the impact of these divestitures were four months of net sales from the new Green Giant U.S. frozen co-manufacturing agreement, which contributed $32.5 million of net sales in the first two quarters of 2026, and three-and-a-half months of net sales for the College Inn and Kitchen Basics brands, acquired on March 19, 2026, which contributed $16.1 million to the Company’s net sales for the first two quarters of 2026.

Base business net sales for the first two quarters of 2026 increased $0.2 million to $711.4 million from $711.2 million for the first two quarters of 2025. The increase in base business net sales was driven by an increase in net pricing and the impact of product mix (primarily related to the Spices & Flavor Solutions business unit) of $6.7 million, or 0.9% of base business net sales, and the positive impact of foreign currency of $1.9 million, or 0.3% of base business net sales, largely offset by a decrease in volume of $8.4 million, or 1.2% of base business net sales.

For the first two quarters of 2026, gross profit was $159.5 million or 20.1% of net sales, and adjusted gross profit was $168.2 million, or 21.2% of net sales. For the first two quarters of 2025, gross profit was $177.1 million, or 20.8% of net sales, and adjusted gross profit was $179.7 million, or 21.1% of net sales.

Selling, general and administrative expenses decreased $5.5 million, or 5.8%, to $90.8 million for the first two quarters of 2026 from $96.3 million for the first two quarters of 2025. The decrease was composed of decreases in general and administrative expenses of $6.6 million, warehousing expenses of $5.2 million, consumer marketing expenses of $1.7 million and selling expenses of $0.7 million, partially offset by an increase in acquisition/divestiture-related and non-recurring expenses of $8.7 million, inclusive of an increase of $1.9 million for disposals and impairments of property, plant and equipment. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.2 percentage points to 11.5% for the first two quarters of 2026, as compared to 11.3% for the first two quarters of 2025.

During the first two quarters of 2026, the Company recognized a loss on sale of assets of $36.3 million, primarily related to the divestiture of the Green Giant U.S. frozen business. During the first two quarters of 2025, the Company recognized a loss on sale of assets of $12.6 million related to the Don Pepino divestiture.

Net interest expense increased $0.8 million, or 1.0%, to $74.3 million for the first two quarters of 2026 from $73.5 million for the first two quarters of 2025. The increase was primarily attributable to an increase in average long-term debt outstanding during the first two quarters of 2026 compared to the first two quarters of 2025, and the 11.00% interest rate on the Company’s new 11.00% senior notes due 2031. During the first two quarters of 2026, net interest expense was also negatively impacted in connection with the Company’s debt refinancing because the Company’s new 11.00% senior notes due 2031 were issued on June 10, 2026, prior to the redemption of the Company’s 5.25% senior notes due 2027, and therefore during a 24-day period, the Company incurred interest expense on both sets of notes, which was only partially offset by interest earned on the net proceeds of the issuance of the 11.00% senior notes due 2031.

The Company had a net loss of $36.5 million, or $0.45 per diluted share, for the first two quarters of 2026, compared to net loss of $8.9 million, or $0.11 per diluted share, for the first two quarters of 2025. The

Company’s net loss for the first two quarters of 2026 was primarily attributable to: the loss on sale of assets of $36.3 million (primarily related to the divestiture of the Green Giant U.S. frozen business), the decrease in the Company’s net sales and an increase in acquisition/divestiture-related and non-recurring expenses.

The Company’s adjusted net income for the first two quarters of 2026 was $11.7 million, or $0.14 per adjusted diluted share, compared to adjusted net income of $6.3 million, or $0.08 per adjusted diluted share, for the first two quarters of 2025. The increase in adjusted net income and adjusted diluted earnings per share in the first two quarters of 2026 was primarily attributable to the factors described above, and a decrease in depreciation and amortization.

For the first two quarters of 2026, adjusted EBITDA was $118.0 million, an increase of $0.9 million, or 0.8%, compared to $117.1 million for the first two quarters of 2025. Adjusted EBITDA as a percentage of net sales was 14.9% for the first two quarters of 2026, compared to 13.8% for the first two quarters of 2025.

Segment Results(3)

The Company operates in, and reports results by, four business segments (also referred to as business units):

Specialty — includes, among others, the Crisco, Clabber Girl, Bear Creek, Polaner, Underwood, B&G, Grandma’s, New York Style, B&M, Baker’s Joy, Regina, TrueNorth, Static Guard, SugarTwin and Brer Rabbit brands. Specialty also included the Don Pepino and Sclafani brands until the Company’s divestiture of those brands on May 23, 2025.

Meals — includes, among others, the Ortega, Cream of Wheat, College Inn, Maple Grove Farms, Las Palmas, Kitchen Basics, Victoria, Mama Mary’s, Spring Tree, Carey’s, McCann’s and Vermont Maid brands.

Frozen & Vegetables — primarily includes (1) the Company’s frozen vegetable manufacturing operations in Mexico which, following the sale of the Company’s Green Giant U.S. frozen business on March 2, 2026, co-manufactures frozen vegetable products for the company that acquired the Company’s Green Giant U.S. frozen business and (2) the Company’s Green Giant and Le Sieur brands in Canada, and included the Company’s Green Giant U.S. frozen and Le Sueur brands in the United States until the Company’s divestitures of those brands on March 2, 2026 and on August 1, 2025, respectively.

Spices & Flavor Solutions — includes, among others, the Dash, Spice Islands, Weber, Ac’cent, Tone’s, Trappey’s, Durkee and Wright’s brands.

Specialty Segment Results

Specialty segment results were as follows (dollars in thousands):

	Second Quarter Ended				First Two Quarters Ended
	July 4,	June 28,			July 4,	June 28,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Specialty segment net sales	$128,934	$134,859	$(5,925)	(4.4)%	$259,701	$269,259	$(9,558)	(3.5)%
Specialty segment adjusted expenses	105,204	102,209	2,995	2.9%	209,867	203,089	6,778	3.3%
Specialty segment adjusted EBITDA	$23,730	$32,650	$(8,920)	(27.3)%	$49,834	$66,170	$(16,336)	(24.7)%

The decrease in Specialty segment net sales for the second quarter and first two quarters of 2026 was primarily due to a decrease in volumes in the Specialty portfolio and the divestiture of the Don Pepino business, which generated $1.8 million and $5.3 million of net sales in the second quarter and first two quarters of 2025, respectively.

The decrease in Specialty segment adjusted EBITDA for the second quarter and first two quarters of 2026 was primarily due to higher oil input costs for the Crisco brand, the Don Pepino divestiture and a decline in volumes.

Meals Segment Results

Meals segment results were as follows (dollars in thousands):

	Second Quarter Ended				First Two Quarters Ended
	July 4,	June 28,			July 4,	June 28,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Meals segment net sales	$110,523	$104,079	$6,444	6.2%	$217,605	$210,221	$7,384	3.5%
Meals segment adjusted expenses	84,709	78,334	6,375	8.1%	171,847	159,502	12,345	7.7%
Meals segment adjusted EBITDA	$25,814	$25,745	$69	0.3%	$45,758	$50,719	$(4,961)	(9.8)%

The increase in Meals segment net sales for the second quarter and first two quarters of 2026 was primarily due to the College Inn and Kitchen Basics acquisition, which contributed $13.2 million and $16.1 million of net sales for the second quarter and first two quarters of 2026, respectively, and an increase in net pricing and the impact of product mix, offset in part by lower volumes across the Meals segment in the aggregate, after excluding the benefit of the net sales from the College Inn and Kitchen Basics acquisition.

The increase in Meals segment adjusted EBITDA in the second quarter of 2026 was primarily due to the increase in Meals segment net sales, primarily attributable to the College Inn and Kitchen Basics acquisition. The decrease in Meals segment adjusted EBITDA in the first two quarters of 2026 was primarily due to an increase in certain raw material costs and manufacturing expenses. Meals segment adjusted EBITDA was also impacted by increases in trade spending and direct marketing expenses for certain brands. These incremental costs were offset in part by an increase in overall net pricing for the Meals segment and the impact of product mix, and the College Inn and Kitchen Basics acquisition.

Frozen & Vegetables Segment Results

Frozen & Vegetables segment results were as follows (dollars in thousands):

	Second Quarter Ended				First Two Quarters Ended
	July 4,	June 28,			July 4,	June 28,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Frozen & Vegetables segment net sales	$47,191	$88,989	$(41,798)	(47.0)%	$118,223	$182,108	$(63,885)	(35.1)%
Frozen & Vegetables segment adjusted expenses	48,393	91,719	(43,326)	(47.2)%	114,841	186,311	(71,470)	(38.4)%
Frozen & Vegetables segment adjusted EBITDA	$(1,202)	$(2,730)	$1,528	(56.0)%	$3,382	$(4,203)	$7,585	(180.5)%

The decrease in Frozen & Vegetables segment net sales for the second quarter and first two quarters of 2026 was primarily due to the Green Giant U.S. frozen divestiture (which negatively impacted net sales versus the second quarter and first two quarters of 2025 by $34.5 million and $53.1 million, respectively, net of the positive impact on net sales of the new Green Giant U.S. frozen co-manufacturing agreement of $23.9 million and $32.5 million, respectively), and the Le Sueur U.S. divestiture (which negatively impacted net sales versus the second quarter and first two quarters of 2025 by $7.9 million and $15.1 million, respectively). Net sales for Green Giant Canada(2) increased by $0.5 million, or 2.4%, and $4.8 million, or 9.8%, for the second quarter and first two quarters of 2026, respectively.

The increase in Frozen & Vegetables segment adjusted EBITDA for the second quarter and first two quarters of 2026 was primarily due to the Green Giant U.S. frozen divestiture and the new Green Giant U.S. frozen co-manufacturing agreement.

Spices & Flavor Solutions Segment Results

Spices & Flavor Solutions segment results were as follows (dollars in thousands):

	Second Quarter Ended				First Two Quarters Ended
	July 4,	June 28,			July 4,	June 28,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Spices & Flavor Solutions segment net sales	$96,627	$96,498	$129	0.1%	$196,682	$188,239	$8,443	4.5%
Spices & Flavor Solutions segment adjusted expenses	65,519	72,379	(6,860)	(9.5)%	135,855	137,851	(1,996)	(1.4)%
Spices & Flavor Solutions segment adjusted EBITDA	$31,108	$24,119	$6,989	29.0%	$60,827	$50,388	$10,439	20.7%

The increase in Spices & Flavor Solutions segment net sales for the first two quarters of 2026 was primarily due to an increase in net pricing and strong growth in the foodservice and private label channels. Spices & Flavor Solutions segment net sales for the second quarter of 2026 were slightly higher due to an increase in net pricing and the continued growth in the foodservice and private label channels, partially offset by declines in the retail channel.

The increase in Spices & Flavor Solutions segment adjusted EBITDA for the second quarter and first two quarters of 2026 was primarily due to an increase in net pricing, tariff refunds that were received from the U.S. government during the second quarter, and a reduction in input costs for spices relative to the first two quarters of last year.

Full Year Fiscal 2026 Guidance

B&G Foods reaffirmed its net sales guidance for fiscal 2026 at a range of $1.735 billion to $1.775 billion, reaffirmed its adjusted EBITDA guidance at a range of $275.0 million to $290.0 million, and reaffirmed its adjusted diluted earnings per share at a range of $0.575 to $0.675. This guidance (1) includes the expected impact of one fewer reporting week in fiscal 2026 as compared to fiscal 2025, (2) includes the expected impact of the Company’s divestiture of the Green Giant U.S. frozen business, which closed on March 2, 2026, and the Company’s entry into a co-manufacturing agreement with the acquirer of the business, (3) includes the expected impact of the Don Pepino divestiture, which closed on May 23, 2025, (4) includes the expected impact of the Le Sueur U.S. divestiture, which closed on August 1, 2025, (5) includes the expected impact of the College Inn and Kitchen Basics acquisition, which closed on March 19, 2026, and (6) excludes the expected impact of the pending Green Giant Canada divestiture, which, subject to regulatory review in Canada and customary closing conditions, is expected to close during the third quarter of 2026.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; non-recurring expenses, gains and losses; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, August 11, 2026 to discuss second quarter 2026 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income (loss) adjusted for certain items that affect comparability), “adjusted diluted earnings per share” (diluted earnings (loss) per share adjusted for certain items that affect comparability), “base business net sales” (net sales excluding (1) the net sales from acquisitions until the net sales from such acquisitions are included in both comparable periods, (2) net sales of discontinued or divested brands, and (3) net sales from the Company’s Green Giant U.S. frozen co-manufacturing agreement until the net sales from the co-manufacturing agreement are included in both comparable periods), “EBITDA” (net income (loss) before net interest expense, income taxes, and depreciation and amortization), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets), gains and losses on extinguishment of debt, impairment of assets held for sale, impairment of intangible assets, and non-recurring expenses, gains and losses), “segment adjusted EBITDA” (segment net sales less segment adjusted expenses), “segment adjusted expenses” (primarily includes cost of goods sold and other expenses incurred by the Company’s business segments to run day-to-day operations, excluding unallocated corporate items, depreciation and amortization, acquisition/divestiture-related and non-recurring expenses, impairment of intangible assets, goodwill and assets held for sale, gains and losses on sales of assets, interest expense, and income tax expense or benefit), “adjusted gross profit” (gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) and “adjusted gross profit percentage” (gross profit as a percentage of net sales adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, adjusted EBITDA, segment adjusted EBITDA and reconciliations of EBITDA, adjusted EBITDA and segment adjusted EBITDA to net loss and, in the case of EBITDA and adjusted EBITDA, to net cash provided by operating activities, is included below for the second quarter and first two quarters of 2026 and 2025, along with the components of EBITDA, adjusted EBITDA and segment adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows.

End Notes

(1)	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” above for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income ,” “EBITDA,” “adjusted EBITDA,” “segment adjusted EBITDA,” “segment adjusted expenses,” “adjusted gross profit” and “adjusted gross profit percentage,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
(2)	Green Giant Canada refers to the Company’s Green Giant and Le Sieur frozen and shelf-stable vegetable product lines in Canada.
(3)	Segment net sales, segment adjusted expenses and segment adjusted EBITDA are the primary measures used by the Company’s chief operating decision maker (CODM) to evaluate segment operating performance and to decide how to allocate resources to segments. The Company’s CODM is the Company’s chief executive officer. Segment adjusted expenses and segment adjusted EBITDA exclude unallocated corporate items, depreciation and amortization, acquisition/divestiture-related and non-recurring expenses, impairment of intangible assets, gains and losses on sales of assets, interest expense, and income tax expense or benefit. Unallocated corporate items consist of centrally managed corporate functions, including selling, marketing, procurement, centralized administrative functions, insurance, and other similar expenses not directly tied to segment operating performance. Depreciation and amortization expenses are neither maintained nor available by business segment, as the Company’s manufacturing, warehouse, and distribution activities are centrally managed. These items that are centrally managed at the corporate level, and therefore excluded from the measures of segment adjusted expenses and segment adjusted EBITDA, are reviewed by the CODM. Expenses that are managed centrally but can be attributed to a segment, such as warehousing and transportation expenses, are generally allocated to segments based on net sales.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including B&G, B&M, Bear Creek, College Inn, Cream of Wheat, Crisco, Dash, Kitchen Basics, Las Palmas, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA and adjusted diluted earnings per share and B&G Foods’ overall expectations for the remainder of fiscal 2026 and beyond. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the Company’s substantial leverage, which may impact the Company’s ability, among other things, to fund capital expenditures, working capital needs, dividend payments and acquisitions, and to obtain refinancing or additional financing; the Company’s ability to comply with the ratios or tests under its long-term debt agreements, including the maximum consolidated leverage ratio and minimum consolidated interest coverage ratio under its credit agreement, which may be affected not only by the Company’s operating performance but also by events beyond the Company’s control, including prevailing economic, financial and industry conditions, and changes in interest rates; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s procurement, sales and operations (including recent U.S. tariffs imposed or threatened to be imposed on China, Canada and Mexico and other countries and retaliatory actions taken or threatened to be taken by such countries); the effects of rising costs for and/or decreases in supply of the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost-saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; the impact pandemics or disease outbreaks, may have on the Company’s business, including among other things, the Company’s supply chain, manufacturing operations or workforce and customer and consumer demand for the Company’s products; the Company’s ability to recruit and retain senior management and a highly skilled and diverse workforce at the Company’s corporate offices, manufacturing facilities and other work locations despite a very tight labor market and changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the possible expansion of the Company’s business through acquisitions or reduction in size through divestitures; the Company’s possible inability to successfully complete divestitures of non-core businesses, including the pending divestiture of the Company’s Green Giant and Le Sieur frozen and shelf-stable business in Canada, to sharpen its focus, improve margins, reduce costs and reduce its long-term debt, and, if completed, the Company’s possible inability to achieve the expected margin improvements, cost savings and debt reduction; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions, including the College Inn and Kitchen Basics acquisition, or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the One Big Beautiful Bill Act, and any future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; future impairments of the Company’s goodwill, other intangible assets, and tangible assets, such as property, plant, equipment or inventory, which impairments may be triggered if operating results for any of the Company’s brands deteriorate at rates in excess of its current projections, the Company’s market capitalization declines or discount rates change, even if due to macroeconomic factors, or may be triggered by divestitures, if divestiture proceeds are less than the book value of the assets being divested; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident, other disruption or data leak; the Company’s ability to successfully implement the Company’s sustainability initiatives and achieve the Company’s sustainability goals, and changes to environmental laws and regulations; the Company’s ability to successfully adopt and utilize new technologies, such as artificial intelligence, including machine learning and generative artificial intelligence; and other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products; competitors’ pricing practices and promotional spending levels; fluctuations in the level of the Company’s customers’ inventories and credit and other business risks related to the Company’s customers operating in a challenging economic and competitive environment; and the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of the Company’s third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt the Company’s supply of raw materials or certain finished goods products or injure the Company’s reputation. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Anna Kate Heller	Matt Lindberg
bgfoodsIR@icrinc.com	matthew.lindberg@icrinc.com

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	July 4,	January 3,
	2026	2026
Assets
Current assets:
Cash and cash equivalents	$591,576	$56,293
Trade accounts receivable, net	133,278	140,699
Inventories	391,368	420,766
Assets held for sale	31,673	51,343
Prepaid expenses and other current assets	35,462	53,380
Income tax receivable	23,714	17,337
Total current assets	1,207,071	739,818

Property, plant and equipment, net	228,938	253,433
Operating lease right-of-use assets	50,273	50,983
Goodwill	548,965	543,812
Other intangible assets, net	1,269,876	1,190,974
Other assets	44,307	45,890
Deferred income taxes	10,138	9,885
Total assets	$3,359,568	$2,834,795

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$124,769	$107,669
Accrued expenses	84,763	78,436
Current portion of operating lease liabilities	15,207	16,697
Current portion of long-term debt	513,810	4,500
Income tax payable	726	343
Dividends payable	7,722	15,196
Total current liabilities	746,997	222,841

Long-term debt, net of current portion	2,008,471	1,945,576
Deferred income taxes	160,812	167,951
Long-term operating lease liabilities, net of current portion	37,726	34,636
Other liabilities	10,496	10,866
Total liabilities	2,964,502	2,381,870

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 81,276,895 and 79,977,050 shares issued and outstanding as of July 4, 2026 and January 3, 2026, respectively	813	800
Additional paid-in capital	—	—
Accumulated other comprehensive income	13,077	15,045
Retained earnings	381,176	437,080
Total stockholders’ equity	395,066	452,925
Total liabilities and stockholders’ equity	$3,359,568	$2,834,795

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Net sales	$383,275	$424,425	$792,211	$849,827
Cost of goods sold	303,640	337,443	632,687	672,758
Gross profit	79,635	86,982	159,524	177,069

Operating expenses:
Selling, general and administrative expenses	40,588	47,198	90,778	96,330
Amortization expense	4,466	5,109	8,842	10,218
Loss on sales of assets	—	12,646	36,282	12,646
Operating income	34,581	22,029	23,622	57,875

Other expenses (income):
Interest expense, net	38,480	35,780	74,302	73,538
Other income	(1,531)	(1,201)	(3,037)	(2,348)
Loss before income tax benefit	(2,368)	(12,550)	(47,643)	(13,315)
Income tax expense (benefit)	1,613	(2,778)	(11,118)	(4,378)
Net loss	$(3,981)	$(9,772)	$(36,525)	$(8,937)

Weighted average shares outstanding:
Basic	81,168	79,858	80,685	79,515
Diluted	81,168	79,858	80,685	79,515

Loss per share:
Basic	$(0.05)	$(0.12)	$(0.45)	$(0.11)
Diluted	$(0.05)	$(0.12)	$(0.45)	$(0.11)

Cash dividends declared per share	$0.095	$0.190	$0.285	$0.380

B&G Foods, Inc. and Subsidiaries

Segment Net Sales, Segment Adjusted Expenses and Segment Adjusted EBITDA and

Reconciliation of Segment Adjusted EBITDA to Net Loss

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Segment net sales:
Specialty	$128,934	$134,859	$259,701	$269,259
Meals	110,523	104,079	217,605	210,221
Frozen & Vegetables	47,191	88,989	118,223	182,108
Spices & Flavor Solutions	96,627	96,498	196,682	188,239
Total segment net sales	383,275	424,425	792,211	849,827

Segment adjusted expenses:
Specialty	105,204	102,209	209,867	203,089
Meals	84,709	78,334	171,847	159,502
Frozen & Vegetables	48,393	91,719	114,841	186,311
Spices & Flavor Solutions	65,519	72,379	135,855	137,851
Total segment adjusted expenses	303,825	344,641	632,410	686,753

Segment adjusted EBITDA:
Specialty	23,730	32,650	49,834	66,170
Meals	25,814	25,745	45,758	50,719
Frozen & Vegetables	(1,202)	(2,730)	3,382	(4,203)
Spices & Flavor Solutions	31,108	24,119	60,827	50,388
Total segment adjusted EBITDA	79,450	79,784	159,801	163,074

Unallocated corporate expenses	19,058	21,804	41,764	45,956
Adjusted EBITDA	$60,392	$57,980	$118,037	$117,118

Depreciation and amortization	$14,545	$16,716	$29,505	$33,554
Acquisition/divestiture-related and non-recurring expenses	9,735	5,366	19,807	6,798
Impairment of property, plant and equipment, net	—	—	172	2,994
Loss on sales of assets	—	12,646	36,282	12,646
Loss on sales and disposals of property, plant and equipment	—	22	5,612	903
Interest expense, net	38,480	35,780	74,302	73,538
Income tax expense (benefit)	1,613	(2,778)	(11,118)	(4,378)
Net loss	$(3,981)	$(9,772)	$(36,525)	$(8,937)

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Net loss	$(3,981)	$(9,772)	$(36,525)	$(8,937)
Income tax expense (benefit)	1,613	(2,778)	(11,118)	(4,378)
Interest expense, net(2)(3)	38,480	35,780	74,302	73,538
Depreciation and amortization	14,545	16,716	29,505	33,554
EBITDA(1)	50,657	39,946	56,164	93,777
Acquisition/divestiture-related and non-recurring expenses(4)	9,735	5,366	19,807	6,798
Impairment of property, plant and equipment(5)	—	—	172	2,994
Loss on sale of assets(6)	—	12,646	36,282	12,646
Loss on sales and disposals of property, plant and equipment(7)	—	22	5,612	903
Adjusted EBITDA(1)	$60,392	$57,980	$118,037	$117,118

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Net cash provided by operating activities	$34,430	$17,823	$58,017	$70,568
Income tax expense (benefit)	1,613	(2,778)	(11,118)	(4,378)
Interest expense, net(2)(3)	38,480	35,780	74,302	73,538
Gain (loss) on extinguishment of debt(2)	—	2,073	—	2,073
Impairment of property, plant and equipment(5)	—	—	(172)	(2,994)
Loss on sales of assets(6)	—	(12,646)	(36,282)	(12,646)
Loss on sales and disposals of property, plant and equipment(7)	—	(22)	(5,612)	(903)
Deferred income taxes	(2,024)	16,664	6,924	18,503
Amortization of deferred debt financing costs and bond discount	(1,648)	(1,739)	(3,157)	(3,155)
Share-based compensation expense	(2,941)	(3,383)	(5,778)	(6,554)
Changes in assets and liabilities, net of effects of business combinations	(17,253)	(11,826)	(20,960)	(40,275)
EBITDA(1)	50,657	39,946	56,164	93,777
Acquisition/divestiture-related and non-recurring expenses(4)	9,735	5,366	19,807	6,798
Impairment of property, plant and equipment(5)	—	—	172	2,994
Loss on sales of assets(6)	—	12,646	36,282	12,646
Loss on sales and disposals of property, plant and equipment(7)	—	22	5,612	903
Adjusted EBITDA(1)	$60,392	$57,980	$118,037	$117,118

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Loss to Adjusted Net Income and Adjusted Diluted Earnings per Share(8)

(In thousands, except per share data)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Net loss	$(3,981)	$(9,772)	$(36,525)	$(8,937)
(Gain) loss on extinguishment of debt(2)	—	(2,073)	—	(2,073)
Accelerated amortization of deferred debt financing costs(3)	—	299	—	299
Acquisition/divestiture-related and non-recurring expenses(4)	9,735	5,366	19,807	6,798
Impairment of property, plant and equipment, net(5)	—	—	172	2,994
Loss on sales of assets(6)	—	12,646	36,282	12,646
Loss on sales and disposals of property, plant and equipment(7)	—	22	5,612	903
Tax adjustments(9)	(73)	397	1,494	(997)
Tax effects of non-GAAP adjustments(10)	(753)	(3,996)	(15,122)	(5,296)
Adjusted net income(8)	$4,928	$2,889	$11,720	$6,337
Adjusted diluted earnings per share(8)(11)	$0.06	$0.04	$0.14	$0.08

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income (loss) before net interest expense, income taxes, and depreciation and amortization. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; and non-recurring expenses, gains and losses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement, the Company’s senior secured notes indenture and the Company’s senior notes indenture contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income (loss), net income (loss) or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Net interest expense for the second quarter and first two quarters of 2025 was reduced by $2.1 million as a result of a gain on extinguishment of debt related to the Company’s repurchase of $20.7 million aggregate principal amount of its 5.25% senior notes due 2027 in open market purchases for $18.6 million, an average discount repurchase price of 89.98% of such principal amount, plus accrued and unpaid interest, which resulted in a pre-tax gain of $2.1 million, partially offset by the accelerated amortization of deferred debt financing costs of $0.3 million described in footnote (3) below.
(3)	Net interest expense for the second quarter and first two quarters of 2025 includes the accelerated amortization of deferred debt financing costs of $0.3 million (or $0.2 million, net of tax), resulting from the Company’s repurchases of 5.25% senior notes due 2027 described in footnote (2) above.

(4)	Acquisition/divestiture-related and non-recurring expenses primarily include acquisition, integration and divestiture-related expenses for prior and potential future acquisitions and divestitures, and non-recurring expenses, including organizational restructuring expenses.
(5)	The Company recorded pre-tax, non-cash impairment charges of $0.2 million (or $0.1 million, net of tax) and $3.0 million (or $2.3 million, net of tax) related to property, plant and equipment during the first two quarters of 2026 and the first two quarters of 2025, respectively.
(6)	During the first quarter of 2026, the Company recorded a loss on sale of assets of $36.3 million (or $27.4 million, net of tax), primarily related to the sale of the Green Giant U.S. frozen business. During the second quarter of 2025, the Company completed the sale of the Don Pepino and Sclafani brands and recorded a loss on sale of $12.6 million (or $9.5 million, net of tax) during the quarter.
(7)	The Company recorded losses on sales and disposals of property, plant and equipment of $5.6 million (or $4.2 million, net of tax) during the first two quarters of 2026, and less than $0.1 million and $0.9 million (or $0.7 million, net of tax) during the second quarter and first two quarters of 2025, respectively.
(8)	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted net income and adjusted diluted earnings per share as net income (loss) and diluted earnings (loss) per share adjusted for certain items that affect comparability. These non-GAAP financial measures reflect adjustments to net income (loss) and diluted earnings (loss) per share to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.
(9)	During the first two quarters of 2026, the Company recorded a net discrete tax expense of $1.5 million. During the first quarter of 2026, the Company recorded a net discrete tax expense of $1.6 million, primarily related to a discrete tax expense related to stock-based compensation, partially offset by a discrete tax benefit related to return-to-provision adjustment in Mexico. During the second quarter of 2026, the Company recorded a net discrete tax benefit of $0.1 million, primarily related to miscellaneous tax true-ups.

During the first two quarters of 2025, the Company recorded a net discrete tax benefit of $1.0 million. During the first quarter of 2025, the Company recorded a net discrete tax benefit of $1.4 million, primarily related to a discrete tax benefit of $2.1 million for the tax effect of a pre-transition loss related to Section 987 of the Internal Revenue Code of 1986 for the cumulative unrecognized foreign exchange loss relating to its primary operating subsidiary in Canada, which is a qualified business unit for purposes of Section 987, partially offset by discrete tax expenses of $0.7 million related to stock-based compensation and rate changes. During the second quarter of 2025, the Company recorded a net discrete tax expense of $0.4 million, primarily related to a settlement for FASB Interpretation No. 48: Managing Uncertain Tax Positions (FIN 48).

(10)	Represents the tax effects of the non-GAAP adjustments listed above, assuming a tax rate of approximately 24.5%.
(11)	The Company was in a net loss position for the second quarter and first two quarters of 2026 and the second quarter and first two quarters of 2025, therefore there are no potentially dilutive share-based compensation awards included in the calculation of diluted weighted average shares outstanding for those periods, as their effect would have been antidilutive. However, given that the adjustments described above resulted in adjusted net income for those periods, the dilutive impact of potentially dilutive share-based compensation awards are being included in the calculation of adjusted diluted weighted average shares outstanding and, therefore, in the calculation of adjusted diluted earnings per share for those periods.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Sales to Base Business Net Sales(1)

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Net sales	$383,275	$424,425	$792,211	$849,827
Net sales from acquisitions(2)	(13,237)	—	(16,104)	—
Net sales from discontinued or divested brands(3)	130	(67,917)	(32,262)	(138,649)
Net sales from Green Giant U.S. frozen co-manufacturing agreement(4)	(23,916)	—	(32,462)	—
Base business net sales(1)	$346,252	$356,508	$711,383	$711,178

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods, (2) net sales of discontinued or divested brands, and (3) net sales from the Company’s Green Giant U.S. frozen co-manufacturing agreement until the net sales from the co-manufacturing agreement are included in both comparable periods. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	For the second quarter and first two quarters of 2026, reflects net sales from the College Inn and Kitchen Basics acquisition, for which there is no comparable period of net sales during the second quarter and first two quarters of 2025. The College Inn and Kitchen Basics acquisition was completed on March 19, 2026.
(3)	For the first two quarters of 2026, reflects net sales of the Green Giant U.S. frozen vegetable brand through the date of the divestiture. For the second quarter and first two quarters of 2025, reflects net sales of the Green Giant U.S. frozen vegetable brand, which was divested on March 2, 2026, net sales of the Le Sueur U.S. shelf-stable vegetable brand, which was divested on August 1, 2025, and net sales of the Don Pepino and Sclafani brands, which were divested on May 23, 2025.
(4)	For the second quarter and first two quarters of 2026, reflects net sales of the Company’s co-manufacturing agreement with the acquirer of the Green Giant U.S. frozen business pursuant to which the Company is continuing to produce for the acquirer certain Green Giant frozen vegetable products at its frozen vegetable manufacturing facility in Irapuato, Mexico, which was not included as part of the Green Giant U.S. frozen divestiture and for which there is no comparable period of net sales during the second quarter and first two quarters of 2025.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Gross Profit to Adjusted Gross Profit and

Gross Profit Percentage to Adjusted Gross Profit Percentage(1)

(In thousands, except percentages)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Gross profit	$79,635	$86,982	$159,524	$177,069
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold(2)	4,042	2,090	8,713	2,606
Adjusted gross profit(1)	$83,677	$89,072	$168,237	$179,675

Gross profit percentage	20.8%	20.5%	20.1%	20.8%
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold as a percentage of net sales	1.1%	0.5%	1.1%	0.3%
Adjusted gross profit percentage(1)	21.8%	21.0%	21.2%	21.1%

(1)	Adjusted gross profit and adjusted gross profit percentage are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted gross profit as gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold and adjusted gross profit percentage as gross profit percentage (i.e., gross profit as a percentage of net sales) adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold. These non-GAAP financial measures reflect adjustments to gross profit and gross profit percentage to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.
(2)	Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold for the second quarter and first two quarters of 2026 of $4.0 million and $8.7 million, respectively, primarily include acquisition expenses for the College Inn and Kitchen Basics acquisition and divestiture expenses for the Green Giant U.S. frozen business and Green Giant Canada.

Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold for the second quarter and first two quarters of 2025 of $2.1 million and $2.6 million, respectively, primarily include acquisition, integration and divestiture-related expenses for prior and potential future acquisitions and divestitures, and non-recurring expenses.